UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2014

RAMCO-GERSHENSON PROPERTIES TRUST
(Exact name of registrant as specified in its Charter)

Maryland	1-10093	13-6908486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (248) 350-9900

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement
On May 6, 2014, the Board of Trustees (the “Board”) approved a change to the compensation for the Board, based upon the recommendation of the Compensation Committee, effective July 1, 2014. A summary of the Board's compensation is attached as Exhibit 10.1 hereto, which is hereby incorporated by reference.
Item 5.07       Submission of Matters to a Vote of Security Holders
At the annual meeting of the Trust’s shareholders of Ramco-Gershenson Properties Trust on May 6, 2014 shareholders: (1) elected the eight trustee nominees to serve until the annual meeting of shareholders in 2015; (2) ratified the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014; and (3) approved, on an advisory basis, the compensation of our named executive officers. Approximately 86% of our outstanding shares, exclusive of broker non-votes, were cast. The results of the voting are shown below.

Proposal 1 – Election of Trustees

Nominees	Votes For	Votes Withheld	Broker Non-Votes
Stephen R. Blank	52,442,843	2,015,895	4,258,182
Dennis Gershenson	54,229,562	229,176	4,258,182
Arthur Goldberg	54,182,232	276,506	4,258,182
David J. Nettina	54,308,429	150,309	4,258,182
Matthew L. Ostrower	54,259,702	199,036	4,258,182
Joel M. Pashcow	54,141,717	317,021	4,258,182
Mark K. Rosenfeld	54,191,339	267,399	4,258,182
Michael A. Ward	54,216,283	242,455	4,258,182

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Votes For	Votes Against	Abstentions
58,587,091	106,676	23,153

Proposal 3 – Approval (on an advisory basis) of the Compensation of Named Executive Officers

Votes For	Votes Against	Abstentions	Broker Non-Votes
52,922,627	1,501,552	34,559	4,258,182

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST

Date:	May 8, 2014	By:	/s/ GREGORY R. ANDREWS
Gregory R. Andrews
Chief Financial Officer and Secretary